Exhibit 99.1

TRANSCEPT PHARMACEUTICALS REPORTS

FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

Conference call scheduled for 4:30 PM Eastern time today

Point Richmond, Calif., March 14, 2012 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and twelve months ended December 31, 2011.

Transcept reported cash, cash equivalents and marketable securities of $62.4 million at December 31, 2011. Revenue for the quarter ended December 31, 2011 was $12.8 million. This revenue included payments received from Purdue Pharmaceutical Products, L.C., the Transcept U.S. commercialization partner for Intermezzo, for a patent milestone, reimbursement of manufacturing related costs, and an option fee to negotiate for Intermezzo® commercialization rights in Canada and Mexico.

“Purdue plans to launch Intermezzo in early April 2012,” stated Glenn A. Oclassen, President and Chief Executive Officer of Transcept. “Purdue has a highly capable and experienced sales and marketing team, and we are confident in their ability to generate significant adoption of Intermezzo. We believe the commercial opportunity is substantial and look forward to reporting Intermezzo royalty revenue in 2012.”

Three months ended December 31, 2011 financial results

Transcept recorded $12.8 million of revenue for the quarter ended December 31, 2011 compared to $3.1 million for the quarter ended December 31, 2010. Revenue during the quarter ended December 31, 2011 included a $10 million milestone payment from Purdue for the listing of our formulation patents in the FDA’s Orange Book. $2.4 million of other revenue was received from Purdue and included approximately $0.8 million for a non-refundable option to negotiate for the commercialization of Intermezzo in Mexico and Canada and approximately $1.6 million for reimbursement of certain manufacturing-related costs. License fee revenue of $0.4 million related to the final portion of the $25 million up-front non-refundable license fee received from Purdue that was recognized over the estimated period during which Transcept had significant participatory obligations under the collaboration agreement. License fee revenue for the quarter ended December 31, 2010 included $3.1 million for recognition of a portion of the $25 million received from Purdue.

Research and development expense for the quarter ended December 31, 2011 was approximately $3.4 million, compared to approximately $3.0 million for the same period in 2010. Research and development expense included non-cash stock compensation expense of approximately $0.8 million for the quarter ended December 31, 2011 and approximately $0.1 million for the quarter ended December 31, 2010. The increase of approximately $0.7 million was attributable to recording compensation expense related to the vesting of performance-based options upon FDA approval of Intermezzo on November 23, 2011. The increase was partially offset by a decrease of approximately $0.3 million for the Intermezzo development program, principally due to the substantial completion of clinical trials during the fourth quarter of 2010.

General and administrative expense for the quarter ended December 31, 2011 was approximately $4.1 million, compared to approximately $2.7 million for the same period in 2010. General and administrative expense included non-cash stock compensation expense of approximately $1.6 million for the quarter ended December 31, 2011, compared to approximately $0.4 million for the quarter ended December 31, 2010. The increase of approximately $1.2 million was primarily attributable to recording compensation expense related to the vesting of performance-based options upon FDA approval of Intermezzo on November 23, 2011.

Net income for the quarter ended December 31, 2011 was approximately $5.3 million, or $0.39 per share (basic) and $0.37 per share (diluted), compared to a net loss of approximately $2.6 million, or $0.20 per share (basic and diluted), for the quarter ended December 31, 2010. The weighted average shares used to calculate basic and diluted net income per share were 13,663,799 and 14,396,542, respectively, for the quarter ended December 31, 2011. The weighted average shares used to calculate basic and diluted net loss per share were 13,441,744 at December 31, 2010. At December 31, 2011, there were 13,904,515 common shares outstanding and 3,032,517 common shares underlying outstanding options and warrants.

During the first two months of 2012, Transcept issued an additional 594,000 options to purchase common shares. Accordingly, as of February 29, 2012, there were 13,913,491 common shares outstanding and 3,612,541 common shares underlying outstanding options and warrants.

Full year 2011 financial results

Revenue for the year ended December 31, 2011 was $19.7 million compared to $12.5 million for the year ended December 31, 2010. $7.3 million and $12.5 million for the years ended December 31, 2011 and 2010, respectively, related to recognition of a portion of the $25 million non-refundable license fee received from Purdue. Transcept recognized the $25 million license fee over the estimated period during which it had significant participatory obligations under the collaboration agreement. As of December 31, 2011, all revenue from this license fee was recognized. Revenue during the year ended December 31, 2011 included a $10 million milestone payment under the collaboration agreement for the listing of our formulation patents in the FDA’s Orange Book. Other revenue during the year ended December 31, 2011 of $2.4 million received from Purdue included approximately $0.8 million for a non-refundable option to negotiate for the commercialization of Intermezzo in Mexico and Canada and approximately $1.6 million for reimbursement of certain manufacturing-related costs. There was no similar revenue during 2010.

Research and development expense for the year ended December 31, 2011 was approximately $11.3 million, compared to approximately $10.7 million for the same period in 2010. Expense associated with the Intermezzo development program, decreased by approximately $3.2 million in 2011 as compared to 2010 as preparations for the NDA resubmission were substantially complete by the end of the year in 2010. Expense associated with the TO-2061 development program increased by approximately $2.2 million in 2011 as compared to 2010 as enrollment in the Phase 2 clinical program accelerated. Research and development expense included non-cash stock compensation expense of approximately $1.3 million for the year ended December 31, 2011 and approximately $0.4 million for the year ended December 31, 2010. The increase of approximately $0.9 million was primarily attributable to recording compensation expense related to the vesting of performance-based options upon FDA approval of Intermezzo on November 23, 2011. Research and development expense also included $0.5 million of severance and benefit continuation expense related to the July 2011 reduction in force. There was no similar expense in 2010.

General and administrative expense for the year ended December 31, 2011 was approximately $12.2 million, compared to approximately $11.0 million for the same period in 2010. General and administrative expense included non-cash stock compensation expense of approximately $3.1 million for the year ended December 31, 2011, compared to approximately $1.4 million for the year ended December 31, 2010. Approximately $1.2 million of the total increase to stock compensation expense was associated with performance-based options. As noted above, the Company began recording compensation expense related to the vesting of performance-based options upon FDA approval of Intermezzo on November 23, 2011. The increase in stock-based compensation expense was partially offset by an approximately $0.9 million reduction in market research expense that was completed in 2010 prior to the Intermezzo NDA resubmission in early 2011.

Net loss for the year ended December 31, 2011 was approximately $3.9 million, or $0.29 per share (basic and diluted), compared to a net loss of approximately $9.3 million, or $0.69 per share (basic and diluted), for the year ended December 31, 2010. The weighted average shares used to calculate net loss per share were 13,534,248 and 13,415,573 for the years ended December 31, 2011 and 2010, respectively.

Cash, cash equivalents and marketable securities totaled $62.4 million at December 31, 2011.

Conference call and webcast information

Transcept will host a conference call and webcast on Wednesday, March 14, 2012, at 4:30 p.m. ET to discuss fourth quarter and full year 2011 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on May 31, 2012. A playback of the call will be available through March 19, 2012, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International), replay passcode: 50417502.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product. Purdue holds commercialization and development rights for Intermezzo in the United States. Transcept is currently conducting a Phase 2 study of an investigational product, TO-2061, in patients with obsessive-compulsive disorder. For further information about Transcept, please visit www.transcept.com.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: the expected timing for the commercial launch of Intermezzo by Purdue in the United States in April 2012; the ability of Purdue to generate significant adoption of Intermezzo; our belief that the commercial opportunity for Intermezzo is substantial; and our receipt and reporting of royalty revenue in 2012 from the sale of Intermezzo. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: achieving acceptance of Intermezzo by physicians, patients and third party payors; supplying sufficient quantities of Intermezzo from third party manufacturers and suppliers to meet anticipated market demand; the impact of competitive products and the market for Intermezzo generally; our dependence on our collaboration with Purdue; and obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue:
License fee revenue	$417	$3,125	$7,292	$12,500
Milestone revenue	10,000	—	10,000	—
Other revenue	2,402	—	2,402	—

Total revenue	12,819	3,125	19,694	12,500
Operating expense:
Research and development	3,351	3,032	11,273	10,684
General and administrative	4,140	2,681	12,185	11,038

Total operating expense	7,491	5,713	23,458	21,722

Income (loss) from operations	5,328	(2,588)	(3,764)	(9,222)
Interest and other income (expense), net	(32)	(45)	(116)	(81)

Net income (loss)	$5,296	$(2,633)	$(3,880)	$(9,303)

Net income (loss) per share:
Basic	$0.39	$(0.20)	$(0.29)	$(0.69)

Diluted	$0.37	$(0.20)	$(0.29)	$(0.69)

Weighted average common shares outstanding:
Basic	13,664	13,442	13,534	13,416

Diluted	14,397	13,442	13,534	13,416

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2011		2010
Assets	(unaudited	)
Current assets:
Cash and cash equivalents	$10,659		$13,720
Marketable securities	51,703		54,251
Other current assets	3,475		1,452

Total current assets	65,837		69,423
Property and equipment, net	314		614
Goodwill	2,962		2,962
Other assets	38		808

Total assets	$69,151		$73,807

Liabilities and stockholders’ equity
Current liabilities:
Deferred revenue, current portion	$—		$7,292
Other current liabilities	3,339		2,356

Total current liabilities	3,339		9,648
Other non-current liabilities	60		348

Total liabilities	3,399		9,996
Stockholders’ equity:
Common stock and additional paid-in capital	165,817		160,023
Accumulated deficit	(100,094)		(96,214)
Accumulated other comprehensive income	29		2

Total stockholders’ equity	65,752		63,811

Total liabilities and stockholders’ equity	$69,151		$73,807

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Sr. Director, Corporate Communications

(510) 215-3567

gmann@transcept.com